Exhibit 99.1

Karyopharm Announces FDA Approval of XPOVIOTM (selinexor) for the Treatment of Patients with Relapsed or Refractory Multiple Myeloma

– XPOVIO is the First and Only Nuclear Export Inhibitor Approved by the FDA –

–XPOVIO is the First and Only Prescription Medicine Approved by the FDA for the Treatment of Patients with Multiple Myeloma whose Disease is Refractory to Proteasome Inhibitors, Immunomodulatory Agents, and an Anti-CD38 Monoclonal Antibody –

–Karyopharm to Hold an Investor Conference Call and Webcast at 1:30 PM ET Today –

NEWTON, Mass. – July 3, 2019 – Karyopharm Therapeutics Inc. (Nasdaq:KPTI), an oncology-focused pharmaceutical company, today announced that the U.S. Food and Drug Administration (FDA) has approved oral XPOVIOTM (selinexor), a nuclear export inhibitor, in combination with dexamethasone for the treatment of adult patients with relapsed or refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody. This indication is approved under accelerated approval based on response rate. Continued approval for this indication may be contingent upon verification and description of clinical benefit in a confirmatory trial. The ongoing, randomized Phase 3 BOSTON study evaluating selinexor in combination with Velcade® (bortezomib) and low-dose dexamethasone will serve as the confirmatory trial. The FDA’s Accelerated Approval Program was developed to allow for expedited approval of drugs that treat serious conditions and that fill an unmet medical need.

Karyopharm expects XPOVIO to become commercially available in the U.S. on or before July 10, 2019. A Marketing Authorization Application for selinexor is also currently under review by the European Medicines Agency.

“With today’s accelerated approval of XPOVIO by the FDA, patients with heavily pretreated multiple myeloma will now have a new therapeutic option to treat their disease,” said Sharon Shacham, PhD, MBA, Founder, President and Chief Scientific Officer of Karyopharm. “Discovering, developing and securing FDA approval for XPOVIO with its novel mechanism of action over the past decade required the dedication of many people, including the patients, caregivers and physicians involved in our clinical trials, along with the many employees at Karyopharm. We are tremendously grateful for everyone’s contributions to this important milestone, and we look forward to the next stage in our pursuit of improving the lives of patients with cancer.”

“The 25.3% response rate seen in the subgroup of 83 patients in the pivotal Phase 2b STORM study that served as the basis for XPOVIO’s accelerated approval is clinically meaningful and a validated surrogate marker for clinical benefit in our patients with advanced refractory disease,” said Sundar Jagannath, MD, Director of the Multiple Myeloma Program, Professor of Medicine (Hematology and Medical Oncology) at Tisch Cancer Institute at Mount Sinai School of Medicine, and principal investigator of the STORM study.

“Despite recent advances in the treatment of multiple myeloma, almost all our patients will develop disease that is resistant to the five most commonly used anti-myeloma drugs we currently have available, and the prognosis for this patient population is particularly poor. The accelerated approval of oral XPOVIO marks an important advance in the treatment paradigm for patients with relapsed refractory multiple myeloma, and in my view, is an important addition to our therapeutic armamentarium,” said Dr. Paul Richardson, MD, Clinical Program Leader and Director of Clinical Research, Jerome Lipper Multiple Myeloma Center at the Dana-Farber Cancer Institute.

Michael G. Kauffman, MD, PhD, Chief Executive Officer of Karyopharm, commented, “Having worked on novel drugs in myeloma beginning with Velcade in the year 2000, I have been thrilled to see such exciting progress overall in the field where there are substantial increases in patients’ duration and quality of life. The accelerated approval of oral XPOVIO targeting XPO1 represents the first approval against a new target in myeloma since 2015, and we look forward to advancing the further clinical development of XPOVIO.”

About the Phase 2b STORM Pivotal Trial

The accelerated FDA approval of XPOVIO is based on results from the Phase 2b STORM (Selinexor Treatment of Refractory Myeloma) trial, which was a multicenter, single-arm, open-label study of patients with RRMM. STORM Part 2 included 122 patients with RRMM who had previously received three or more anti-myeloma treatment regimens including an alkylating agent, glucocorticoids, bortezomib, carfilzomib, lenalidomide, pomalidomide, and an anti-CD38 monoclonal antibody; and whose myeloma was documented to be refractory to glucocorticoids, a proteasome inhibitor, an immunomodulatory agent, an anti-CD38 monoclonal antibody, and to the last line of therapy.

In STORM Part 2, a total of 122 patients were treated with XPOVIO (80 mg) in combination with dexamethasone (20 mg) on Days 1 and 3 of every week. Eighty-three patients had RRMM that was documented to be refractory to bortezomib, carfilzomib, lenalidomide, pomalidomide, and daratumumab. Treatment continued until disease progression, death, or unacceptable toxicity.

The major efficacy outcome measure was overall response rate (ORR), as assessed by an Independent Review Committee based on the International Myeloma Working Group (IMWG) Uniform Response Criteria for Multiple Myeloma. The approval of XPOVIO was based upon the efficacy and safety in a prespecified subgroup analysis of the 83 patients whose disease was refractory to bortezomib, carfilzomib, lenalidomide, pomalidomide, and daratumumab, as the benefit-risk ratio appeared to be greater in this more heavily pretreated population than in the overall trial population.

For the STORM Part 2 study’s major efficacy outcome measure, the ORR was 25.3% in the subgroup of 83 patients, which included one stringent complete response, no complete responses, four very good partial responses and 16 partial responses. The median time to first response for these patients was 4 weeks and the median duration of response was 3.8 months.

Amongst the 202 patients enrolled in STORM Parts 1 and 2 who were treated with XPOVIO (80 mg) in combination with dexamethasone (20 mg) on days 1 and 3 weekly, the most common adverse reactions (incidence ≥20%) were thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infections. The treatment discontinuation rate due to adverse reactions was 27%; 53% of patients had a reduction in the XPOVIO dose, and 65.3% had the dose of XPOVIO interrupted. The most frequent adverse reactions requiring permanent discontinuation in 4% or greater of patients who received XPOVIO included fatigue, nausea, and thrombocytopenia. The rate of fatal adverse reactions was 8.9%.

The full Prescribing Information for XPOVIO will be made available at www.XPOVIO.com.

Conference Call/Webcast at 1:30 PM ET (10:30 AM PT) Today

Karyopharm’s management team will host an investor conference call and audio webcast at 1:30 p.m. ET on Wednesday, July 3, 2019 to discuss the FDA’s accelerated approval of XPOVIO.

To access the conference call, please dial (855) 437-4406 (local) or (484) 756-4292 (international) at least 10 minutes prior to the start time and refer to conference ID 1867439. A live audio webcast of the call will be available under “Events & Presentations” in the Investor section of the Company’s website, http://investors.karyopharm.com/events-presentations. An archived webcast will be available on the Company’s website approximately two hours after the event.

About Multiple Myeloma

According to the National Cancer Institute (NCI), multiple myeloma is the second most common cancer of the blood in the U.S. with more than 32,000 new cases each year and over 130,000 patients living with the disease. Despite recent therapeutic advances, there is currently no cure and most patients’ disease will typically progress following treatment with currently available therapies. According to the NCI, nearly 13,000 deaths due to multiple myeloma are expected in the U.S. in 2019.

About XPOVIOTM (selinexor)

XPOVIO is a first-in-class, oral Selective Inhibitor of Nuclear Export (SINE) compound. XPOVIO functions by selectively binding to and inhibiting the nuclear export protein exportin 1 (XPO1, also called CRM1). XPOVIO blocks the nuclear export of tumor suppressor, growth regulatory and anti-inflammatory proteins, leading to accumulation of these proteins in the nucleus and enhancing their anti-cancer activity in the cell. The forced nuclear retention of these proteins can counteract a multitude of the oncogenic pathways that, unchecked, allow cancer cells with severe DNA damage to continue to grow and divide in an unrestrained fashion. In addition to receiving accelerated FDA approval of XPOVIO in July 2019 in combination with dexamethasone for the treatment of adult patients with relapsed refractory multiple myeloma (RRMM) who have received at least four prior therapies and whose disease is refractory to at least two proteasome inhibitors, at least two immunomodulatory agents, and an anti-CD38 monoclonal antibody, Karyopharm has also submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) with a request for conditional approval of selinexor. Selinexor is also being studied in patients with relapsed or refractory diffuse large B-cell lymphoma (DLBCL). In 2018, Karyopharm reported positive top-line results from the Phase 2b SADAL study evaluating selinexor in patients with relapsed or refractory DLBCL after at least two prior multi-agent therapies and who are ineligible for transplantation, including high dose chemotherapy with stem cell rescue. Selinexor has received Fast Track designation from the FDA for the patient population evaluated in the SADAL study. Selinexor is also being evaluated in several other mid-and later-phase clinical trials across multiple cancer indications, including in multiple myeloma in a pivotal, randomized Phase 3 study in combination with Velcade® (bortezomib) and low-dose dexamethasone (BOSTON), as a potential backbone therapy in combination with approved therapies (STOMP), in liposarcoma (SEAL), in recurrent gliomas (KING) and in endometrial cancer (SIENDO), among others. Additional Phase 1, Phase 2 and Phase 3 studies are ongoing or currently planned, including multiple studies in combination with approved therapies in a variety of tumor types to further inform Karyopharm’s clinical development priorities for selinexor. Additional clinical trial information for selinexor is available at www.clinicaltrials.gov.

IMPORTANT SAFETY INFORMATION

Thrombocytopenia

XPOVIO can cause thrombocytopenia, leading to potentially fatal hemorrhage. Thrombocytopenia was reported as an adverse reaction in 74% of patients, and severe (Grade 3-4) thrombocytopenia occurred in 61% of patients treated with XPOVIO. The median time to onset of the first event was 22 days. Bleeding occurred in 23% of patients with thrombocytopenia, clinically significant bleeding occurred in 5% of patients with thrombocytopenia and fatal hemorrhage occurred in <1% of patients.

Monitor platelet counts at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Institute platelet transfusion and/or other treatments as clinically indicated. Monitor patients for signs and symptoms of bleeding and evaluate promptly. Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Neutropenia

XPOVIO can cause neutropenia, potentially increasing the risk of infection. Neutropenia was reported as an adverse reaction in 34% of patients, and severe (Grade 3-4) neutropenia occurred in 21% of patients treated with XPOVIO. The median time to onset of the first event was 25 days. Febrile neutropenia was reported in 3% of patients.

Obtain neutrophil counts at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Monitor patients for signs and symptoms of concomitant infection and evaluate promptly. Consider supportive measures including antimicrobials for signs of infection and use of growth factors (e.g., G-CSF). Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Gastrointestinal Toxicity

Gastrointestinal toxicities occurred in patients treated with XPOVIO.

Nausea/Vomiting

Nausea was reported as an adverse reaction in 72% of patients, and Grade 3 nausea occurred in 9% of patients treated with XPOVIO. The median time to onset of the first nausea event was 3 days.

Vomiting was reported in 41% of patients, and Grade 3 vomiting occurred in 4% of patients treated with XPOVIO. The median time to onset of the first vomiting event was 5 days.

Provide prophylactic 5-HT3 antagonists and/or other anti-nausea agents, prior to and during treatment with XPOVIO. Manage nausea/vomiting by dose interruption, reduction, and/or discontinuation. Administer intravenous fluids and replace electrolytes to prevent dehydration in patients at risk. Use additional anti-nausea medications as clinically indicated.

Diarrhea

Diarrhea was reported as an adverse reaction in 44% of patients, and Grade 3 diarrhea occurred in 6% of patients treated with XPOVIO. The median time to onset of diarrhea was 15 days.

Manage diarrhea by dose modifications and/or standard anti-diarrheal agents; administer intravenous fluids to prevent dehydration in patients at risk.

Anorexia/Weight Loss

Anorexia was reported as an adverse reaction in 53% of patients, and Grade 3 anorexia occurred in 5% of patients treated with XPOVIO. The median time to onset of anorexia was 8 days.

Weight loss was reported as an adverse reaction in 47% of patients, and Grade 3 weight loss occurred in 1% of patients treated with XPOVIO. The median time to onset of weight loss was 15 days.

Monitor patient weight at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Manage anorexia and weight loss with dose modifications, appetite stimulants, and nutritional support.

Hyponatremia

XPOVIO can cause hyponatremia; 39% of patients treated with XPOVIO experienced hyponatremia, 22% of patients experienced Grade 3 or 4 hyponatremia. The median time to onset of the first event was 8 days.

Monitor sodium level at baseline, during treatment, and as clinically indicated. Monitor more frequently during the first two months of treatment. Correct sodium levels for concurrent hyperglycemia (serum glucose >150 mg/dL) and high serum paraprotein levels. Treat hyponatremia per clinical guidelines (intravenous saline and/or salt tablets), including dietary review. Interrupt and/or reduce dose, or permanently discontinue based on severity of adverse reaction.

Infections

In patients receiving XPOVIO, 52% of patients experienced any grade of infection. Upper respiratory tract infection of any grade occurred in 21%, pneumonia in 13%, and sepsis in 6% of patients. Grade ≥3 infections were reported in 25% of patients, and deaths resulting from an infection occurred in 4% of patients. The most commonly reported Grade ≥3 infections were pneumonia in 9% of patients, followed by sepsis in 6%. The median time to onset was 54 days for pneumonia and 42 days for sepsis. Most infections were not associated with neutropenia and were caused by non-opportunistic organisms.

Neurological Toxicity

Neurological toxicities occurred in patients treated with XPOVIO.

Neurological adverse reactions including dizziness, syncope, depressed level of consciousness, and mental status changes (including delirium and confusional state) occurred in 30% of patients, and severe events (Grade 3-4) occurred in 9% of patients treated with XPOVIO. Median time to the first event was 15 days.

Optimize hydration status, hemoglobin level, and concomitant medications to avoid exacerbating dizziness or mental status changes.

Embryo-Fetal Toxicity

Based on data from animal studies and its mechanism of action, XPOVIO can cause fetal harm when administered to a pregnant woman. Selinexor administration to pregnant animals during organogenesis resulted in structural abnormalities and alterations to growth at exposures below those occurring clinically at the recommended dose.

Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential and males with a female partner of reproductive potential to use effective contraception during treatment with XPOVIO and for 1 week after the last dose.

ADVERSE REACTIONS

The most common adverse reactions (incidence ≥20%) are thrombocytopenia, fatigue, nausea, anemia, decreased appetite, decreased weight, diarrhea, vomiting, hyponatremia, neutropenia, leukopenia, constipation, dyspnea, and upper respiratory tract infection.

The treatment discontinuation rate due to adverse reactions was 27%; 53% of patients had a reduction in the XPOVIO dose, and 65.3% had the dose of XPOVIO interrupted. The most frequent adverse reactions requiring permanent discontinuation in 4% or greater of patients who received XPOVIO included fatigue, nausea, and thrombocytopenia. The rate of fatal adverse reactions was 8.9%.

Please see XPOVIO Full Prescribing Information which will be made available at www.XPOVIO.com.

About Karyopharm Therapeutics

Karyopharm Therapeutics Inc. (Nasdaq: KPTI) is an oncology-focused pharmaceutical company dedicated to the discovery, development, and commercialization of novel first-in-class drugs directed against nuclear export and related targets for the treatment of cancer and other major diseases. Karyopharm’s SINE compounds function by binding with and inhibiting the nuclear export protein XPO1 (or CRM1). Karyopharm’s lead compound, XPOVIOTM (selinexor), received accelerated approval from the FDA in July 2019 in combination with dexamethasone as a treatment for patients with heavily pretreated multiple myeloma. A Marketing Authorization Application for selinexor is also currently under review by the European Medicines Agency (EMA). In addition to single-agent and combination activity against a variety of human cancers, SINE compounds have also shown biological activity in models of neurodegeneration, inflammation, autoimmune disease, certain viruses and wound-healing. Karyopharm has several investigational programs in clinical or preclinical development. For more information, please visit www.karyopharm.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding our expectations relating to XPOVIO for the treatment of patients with RRMM, commercialization of XPOVIO or any of our drug candidates, submissions to, and the review and potential approval of selinexor by, regulatory authorities, including the anticipated timing of such submissions and actions and the potential availability of accelerated approval pathways, and the therapeutic potential of and potential clinical development plans for Karyopharm’s drug candidates, especially selinexor. Such statements are subject to numerous important factors, risks and uncertainties, many of which are beyond Karyopharm’s control, that may cause actual events or results to differ materially from Karyopharm’s current expectations. For example, there can be no guarantee that regulators will agree that selinexor qualifies for conditional approval in the E.U. as a result of our clinical data, including the data from the STORM study or accelerated approval in the U.S. based on the SADAL study in patients with relapsed or refractory DLBCL, or that any of Karyopharm’s drug candidates, including selinexor, will successfully complete necessary clinical development phases or that development of any of Karyopharm’s drug candidates will continue. Further, there can be no guarantee that any positive developments in Karyopharm’s drug candidate portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the timing and costs involved in commercializing XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; the ability to retain regulatory approval of XPOVIO or any of Karyopharm’s drug candidates that receive regulatory approval; Karyopharm’s results of clinical trials and preclinical studies, including subsequent analysis of existing data and new data received from ongoing and future studies; the content and timing of decisions made by the U.S. Food and Drug Administration and other regulatory authorities, investigational review boards at clinical trial sites and publication review bodies, including with respect to the need for additional clinical studies; Karyopharm’s ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; unplanned cash requirements and expenditures; development of drug candidates by Karyopharm’s competitors for diseases in which Karyopharm is currently developing its drug candidates; and Karyopharm’s ability to obtain, maintain and enforce patent and other intellectual property protection for any drug candidates it is developing. These and other risks are described under the caption “Risk Factors” in Karyopharm’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which was filed with the Securities and Exchange Commission (SEC) on May 9, 2019, and in other filings that Karyopharm may make with the SEC in the future. Any forward-looking statements contained in this press release speak only as of the date hereof, and, except as required by law, Karyopharm expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:

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Karyopharm Therapeutics Inc.

Ian Karp, Vice President, Investor and Public Relations

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David Rosen

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